Exhibit 99.1

Evercore Partners Announces the Acquisition of an Interest in Atalanta Sosnoff

New York, March 5, 2010 – Evercore Partners Inc. (NYSE: EVR) today announced the acquisition of an interest in Atalanta Sosnoff Capital, LLC. Under the terms of the purchase agreement, and upon receipt of required consents, Evercore will pay approximately $69 million in cash, with the potential for earn out payments based on 2010 performance of up to $14.7 million, for a 49% economic interest in the company.

Following the closing of the transaction Atalanta’s management team will own 51% of the company which will be governed by Martin Sosnoff, CEO, Craig Steinberg, President, and three Evercore designees. Atalanta’s investment processes and day-to-day operations will remain unchanged.

Founded in 1981 by Martin Sosnoff, Atalanta manages more than $10 billion of assets for institutional, high net worth and broker advised clients. The firm has experienced substantial growth in assets and high client retention throughout its history due to strong investment returns and superior client service. Atalanta is focused on managing large-cap equity and balanced accounts. The firm is based in New York, with a team of 52 investment management, client service and support professionals.

Ralph Schlosstein, Evercore’s President and Chief Executive Officer, said “We are excited to partner with Atalanta Sosnoff, an asset manager with an outstanding long-term track record, significant scale and a high quality team of professionals.” He added, “This acquisition is consistent with our strategy of partnering with exceptional investment firms, which manage high value added products and have significant equity ownership by management. Consistent with our financial discipline, the transaction is expected to be immediately accretive to earnings.”

Martin Sosnoff, Chairman, Chief Executive Officer of Atalanta Sosnoff, said “Evercore will be a valued institutional partner as we continue to grow and broaden our capacity to serve our clients.” Craig Steinberg, President of Atalanta Sosnoff, added “The five principals of Atalanta are eager to partner with Evercore and remain committed to delivering superior investment performance for our clients.”

Atalanta Sosnoff was advised in the transaction by Credit Suisse Securities (USA) LLC and Evercore acted as its own advisor.

Additional information regarding the transaction is available on the Investor Relations section of Evercore’s Web site at www.evercore.com.

About Evercore Partners

Evercore Partners is a leading independent investment banking advisory firm. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings, capital raising, financings and other strategic transactions. Evercore’s

Investment Management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, San Francisco, Boston, Washington D.C., Los Angeles, Houston, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company’s Web site at www.evercore.com. EVR-X

Investor Contact:	Robert B. Walsh
Chief Financial Officer, Evercore Partners
212-857-3100

Media Contact:	Kenny Juarez
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999

About Atalanta Sosnoff

Atalanta Sosnoff is an independent registered investment advisor which provides investment advisory services on a discretionary basis to corporations, tax exempt funds such as pension and other plans, charitable organizations such as endowments and foundations, Taft-Hartley funds, governmental entities, broker sponsored wrap programs and high net worth individuals.

Investor Contact:	Kevin S. Kelley
Chief Financial Officer, Atalanta Sosnoff
212-878-7556

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